EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-220169) of Jack Henry & Associates, Inc. of our report dated June 28, 2024, with respect to the statement of net assets available for benefits of the Jack Henry & Associates, Inc. 401(k) Retirement Savings Plan as of December 31, 2023, the related statement of changes in net assets available for benefits for the year then ended, and the related supplemental schedule of Form 5500, Schedule H, Line 4i- Schedule of Assets (Held at End of Year) as of December 31, 2023, which report appears in the December 31, 2023, annual report on Form 11-K of Jack Henry & Associates, Inc. 401(k) Retirement Savings Plan for the year ended December 31, 2023.

/s/ Whitley Penn LLP

Plano, Texas
June 28, 2024